Exhibit 99.1

Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra Nitrogen Company, L.P. reports third quarter results;

declares cash distribution

Sioux City, Iowa (October 27, 2005)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $17.7 million, or $.94 per limited partnership unit, on revenues of $111.7 million for the third quarter ended Sept. 30, 2005. This compares with net income of $6.8 million, or $.36 per unit, on revenues of $100.7 million for the 2004 third quarter. For the first nine months of 2005, TNCLP’s net income was $64.4 million, or $3.41 per unit, on revenues of $337.8 million, compared to net income of $33.4 million, or $1.77 per unit on revenues of $338.1 million in the first nine months of 2004.

TNCLP also announced a cash distribution for the quarter ended Sept. 30, 2005, of $.30 per limited partnership unit payable Nov. 23, 2005, to holders of record as of Nov. 8, 2005.

Analysis of results

The third quarter profitability improvement was due primarily to higher product selling prices, partially offset by lower sales volumes and higher natural gas costs. Ammonia and nitrogen solutions selling prices for the 2005 third quarter were 24 and 26 percent higher, respectively, than 2004 third quarter selling prices.

TNCLP’s third quarter ammonia, nitrogen solutions and urea sales volumes were 41, 1 and 100 percent lower, respectively, than those of the 2004 third quarter. The lower sales volumes were due primarily to TNCLP’s having less product available for sale following the closure of its Blytheville, Ark. manufacturing facility on May 27, 2004.

TNCLP’s natural gas unit costs for the 2005 third quarter, net of about $5.8 million of cost decreases from forward purchase contracts, were 33 percent higher than those incurred in the 2004 third quarter.

The improvement in TNCLP’s year-to-date net income was due to higher product selling prices, reflecting a more positive industry-wide supply/demand balance. Natural gas unit costs for the 2005 first nine months, net of about $2.5 million of cost decreases realized from forward purchase contracts, were about 23 percent higher than those incurred in the 2004 first nine months.

Forward natural gas and product sales positions

TNCLP’s forward purchase contracts at Sept. 30, 2005, fixed prices for about 12 percent of its next 12 months’ natural gas requirements at about $23.0 million below the published forward market prices at that date. This gain was largely offset by $17.5 million of losses on outstanding call options used to “collar” the cost of future natural gas purchases. As described in TNCLP’s Oct. 7, 2005, news release, to the extent further increases to NYMEX future contract prices create additional gains on forward contracts, these gains will generally be offset by increased losses on outstanding call options.

As reported in its Oct. 7, 2005, news release, TNCLP had fixed price sales orders at Sept. 30, 2005, for about 23 percent of its annual production capacity. Operating income or loss realized on these sales will depend on the cost of purchased natural gas, production timing and many other factors. Based on Sept. 30, 2005, natural gas futures prices, the projected production cost including depreciation and amortization, of these sales orders exceed the anticipated revenues by about $14.4 million. The projected production cost of these sales orders changes by about $8.8 million for each $1 per million British thermal unit that TNCLP’s actual unit natural gas cost differs from Sept. 30, 2005, natural gas futures prices. Projected production costs exclude the net $5.5 million effect of cost reductions from Sept. 30, 2005, forward positions, which may or may not be realized, depending on actual natural gas costs during the projected production period. Since Sept. 30, 2005, management has taken, and continues to take, steps to mitigate and cap the potential losses on these transactions.

Based on Sept. 30, 2005 natural gas forward prices and the fixed prices of open orders, the Partnership expects to report a net loss for the 2005 fourth quarter.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Forward-looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note: Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.

(Tables follow)

Terra Nitrogen Company, L.P.

Condensed Consolidated Statements of Income

(in thousands except per-unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Product revenues	$111,462	$100,479	$337,175	$337,436
Other income	277	251	624	620

Total revenues	111,739	100,730	337,799	338,056

Cost of goods sold	89,242	88,449	256,898	290,042
Depreciation and amortization	3,145	2,342	11,045	7,020

Total cost of sales	92,387	90,791	267,943	297,062

Total gross profit	19,352	9,939	69,856	40,994

Operating expenses	1,770	3,366	5,939	8,200
Interest expenses—net	(130)	(183)	(439)	(563)

Net income	$17,712	$6,756	$64,356	$33,357

Earnings per limited partnership unit	$0.94	$0.36	$3.41	$1.77

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.

Nitrogen Volumes and Prices

	2005		2004
Quarter	Sales Volumes (000 tons)	Average Unit Price ($/ton)	Sales Volumes (000 tons)	Average Unit Price ($/ton)
Ammonia	45	329	76	265
UAN	578	150	586	119
Urea	—	—	—	—

	2005		2004
Nine months	Sales Volumes (000 tons)	Average Unit Price ($/ton)	Sales Volumes (000 tons)	Average Unit Price ($/ton)
Ammonia	207	310	274	266
UAN	1,655	148	1,679	118
Urea	—	—	212	181

Terra Nitrogen Company, L.P.

Consolidated Balance Sheets

(in thousands)

	September 30,
	2005	2004
ASSETS
Cash and short-term investments	$38,627	$42,377
Accounts receivable	36,131	21,587
Inventories	25,108	15,780
Other current assets	35,184	12,112

Total current assets	135,050	91,856

Property, plant and equipment, net	74,784	80,027
Other assets	10,724	7,408

Total assets	$220,558	$179,291

LIABILITIES
Short-term note and current portion of long-term debt	$28	$62
Customer prepayments	17,370	11,315
Accounts payable and accrued liabilities	43,123	15,616

Total current liabilities	60,521	26,993

Long-term debt	—	8,228
Other liabilities	174	501

Total liabilities	60,695	35,722

PARTNERS’ EQUITY	159,863	143,569

Total liabilities and partners’ equity	$220,558	$179,291